Registration Statement No.33-


             SECURITIES AND EXCHANGE COMMISSION
                   WASHINGTON, D.C.  20549
                      ________________

                           FORM S-3
                    REGISTRATION STATEMENT
               UNDER THE SECURITIES ACT OF 1933

                       Eaton Vance Corp.
    (Exact name of registrant as specified in its charter)

                           Maryland
(State or other jurisdiction of incorporation or organization)

                          04-2718214
           (I.R.S. employer identification number)

 24 Federal Street, Boston, Massachusetts 02110, 617-482-8260
 (Address, including zip code, and telephone number,including area code, of registrant's principal executive offices)

                        H. Day Brigham, Jr.
 24 Federal Street, Boston, Massachusetts 02110, 617-482-8260
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of        From time to time after
commencement of proposed   the effective date of
sale to the public:        this registration
                           statement as the
                           Selling Shareholders
                           may determine.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

                        CALCULATION OF REGISTRATION FEE
Title of     Amount        Proposed maximum     Proposed maximum      Amount of
shares       to be         aggregate price      aggregate offering    registration
to be        registered    per unit(1)          price(1)              fee
registered
Non-Voting
Common       15,094        $33.00               $498,102              $172.00
Stock,       Shares
$.0625 par
value per
share

<F1>
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 upon the basis of the average of the high and low sale prices of the registrant's Common
Stock as reported on the NASDAQ National Market System on June 26, 1995.

     The  registrant  hereby  amends  this  registration
statement  on such date or dates as may be necessary  to
delay its effective date until the registrant shall file
a  further amendment which specifically states that this
registration statement shall thereafter become effective
in accordance with Section 8(a) of the Securities Act of
1933  or  until the registration statement shall  become
effective  on  such  date  as  the  Commission,   acting
pursuant to said Section 8(a) may determine.

                 Page 1 of ___ pages.
           Exhibit Index begins on page 15.

                   EATON VANCE CORP.
          REGISTRATION STATEMENT ON FORM S-3

                 CROSS REFERENCE SHEET


S-3
Item No.  S-3 Item                           Location

PART I                                       PROSPECTUS

Item 1.   Forepart of Registration
          Statement and Outside Front Cover  Facing Page; Cross
          Page of Prospectus                 Reference Sheet;
                                             Outside Front Cover
                                             Page of Prospectus
Item 2.   Inside Front and Outside Back
          Cover Pages of Prospectus          Inside Front and
                                             Outside Back Cover
                                             Pages of Prospectus
Item 3.   Summary Information, Risk Factors
          and Ratio of Earnings to Fixed     The Company
          Charges
Item 4.   Use of Proceeds                    Use of Proceeds
Item 5.   Determination of Offering Price    Not Applicable
Item 6.   Dilution                           Not Applicable
Item 7.   Selling Security-Holders           Selling Shareholders
Item 8.   Plan of Distribution               Plan of Distribution
Item 9.   Description of Securities to be    Description of Common
          Registered                         Stock
Item 10.  Interests of Named Experts and     Validity of the Shares; Experts
          Counsel
Item 11.  Material Changes                   Recent Developments
Item 12.  Incorporation of Certain
          Information by Reference           Incorporation of Certain
                                             Documents by Reference
Item 13.  Disclosure of Commission Position
          on Indemnification For Securities
          Act Liabilities                    Indemnification of Directors
                                             and Officers

                                             INFORMATION NOT
PART II                                      REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and     Other Expenses of
          Distribution                       Issuance and
                                             Distribution
                                             (Estimated)
Item 15.  Indemnification of Directors and   Indemnification of
          Officers                           Directors and Officers
Item 16.  Exhibits                           Exhibits
Item 17.  Undertakings                       Undertakings

                      PROSPECTUS

                     15,094 SHARES
                   EATON VANCE CORP.
                NON-VOTING COMMON STOCK


      This  Prospectus  relates to 15,094  shares  (the
"Shares") of Non-Voting Common Stock, $.0625 par  value
per  share  (the "Non-Voting Common Stock"),  of  Eaton
Vance  Corp.  ("Eaton  Vance" or the  "Company")  being
offered  from  time to time by certain shareholders  of
the  Company  or  their pledgees,  donees,  successors,
legatees, heirs or legal representatives (the  "Selling
Shareholders").  The shares have no voting rights.  The
Company  will not receive any of the proceeds from  the
sale  of  the Shares by the Selling Shareholders.   The
Shares are expected to be offered from time to time at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices.

     The average of the high and low sale prices of the Non-Voting Common Stock reported on the NASDAQ National
Market System on June 26, 1995 was $33.

     This Prospectus also covers such additional shares
as  may be issuable to the Selling Shareholders in  the
event   of     a    stock   dividend,   stock    split,
recapitalization, or other similar change in  the  Non-
Voting Common Stock.

      The executive offices of the Company are located at 24 Federal Street, Boston, Massachusetts 02110; its telephone number is 617-482-8260.

      Neither the delivery of this Prospectus  nor  any
sales  made  hereunder shall, under any  circumstances,
create any implication that there has been no change in
the affairs of the Company since the date hereof or the
dates as of which information is set forth herein.   No
person  has been authorized to give any information  or
to  make  any representations, other than as  contained
herein,  in  connection with any  offering  under  this
Prospectus, and, if given or made, such information  or
representations   must  not  be  relied   upon.    This
Prospectus does not constitute an offer to sell Shares to, or a solicitation of an offer to buy Shares from, any person in any jurisdiction in which such an offer or solicitation is unlawful.

             ____________________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
  THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
    COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
    OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE
            CONTRARY IS A CRIMINAL OFFENSE.

     The date of this Prospectus is June ___, 1995

                 AVAILABLE INFORMATION

      The  Company  is  subject  to  the  informational
requirements of the Securities Exchange Act of 1934, as
amended   (the  "Exchange  Act"),  and,  in  accordance
therewith,  files reports, proxy statements  and  other
information with the Securities and Exchange Commission
(the  "Commission").   Reports  and  other  information
filed  by  the Company with the Commission pursuant  to
the  informational requirements of the Exchange Act may
be   inspected  and  copied  at  the  public  reference
facilities  maintained by the Commission at  450  Fifth
Street,  N.W.,  Washington, D.C.   20549,  and  at  the
following Regional Offices of the Commission: New  York
Regional Office, Seven World Trade Center, 13th  Floor,
New  York, New York 10048; and Chicago Regional Office,
Citicorp  Center,  500 W. Madison Street,  Suite  1400,
Chicago,  Illinois 60661.  Copies of such material  may
be  obtained from the Public Reference Section  of  the
Commission  at 450 Fifth Street, N.W., Washington  D.C.
20549,  at prescribed rates.  In addition, reports  and
other   information  concerning  the  Company  can   be
inspected and copied at the Boston Stock Exchange,  One
Boston Place, Boston, Massachusetts.

    INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents, which are filed with the
Commission   pursuant   to  the   Exchange   Act,   are
incorporated in this Prospectus by reference:

     (1) The Company's annual report on Form 10-K for its fiscal year ended October 31, 1994, which was filed on January 18, 1995 and amended on April 27, 1995.

     (2)   All  other reports filed pursuant to Section
     13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (1) above.

     (3)   The  description  of the  Non-Voting  Common
     Stock contained in the Company's registration statement on Form 10 filed under the Exchange Act, including any amendment or reports filed for the purpose of updating such description.

      All documents filed by the Company subsequent to the date of this Prospectus pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of this offering, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents.

      The  Company will furnish without charge to  each
person,  including any beneficial owner, to  whom  this
Prospectus  is  delivered, upon  the  written  or  oral
request  of  such person, a copy of any or all  of  the
information  that  has  been  incorporated  herein   by
reference,  other  than exhibits  to  such  information
(unless such exhibits are specifically incorporated  by
reference  into  the information that  this  Prospectus
incorporates).   Requests  should  be   addressed   to:
Treasurer,  Eaton  Vance  Corp.,  24  Federal   Street,
Boston, Massachusetts 02110, (617) 482-8260.

                   TABLE OF CONTENTS

Section                                            Page
Available Information                                2
Incorporation of Certain Documents by Reference      3
The Company                                          4
Use of Proceeds                                      4
Selling Shareholders                                 4
Plan of Distribution                                 5
Description of Common Stock                          6
Validity of the Shares                               7
Experts                                              7

                      THE COMPANY

      Eaton Vance Corp., a Maryland corporation ("Eaton
Vance"  or the "Company"), is the issuer of the  Shares
covered  by this Prospectus.  The principal offices  of
the  Company are located at 24 Federal Street,  Boston,
Massachusetts 02110, and its telephone number is  (617)
482-8260.

                    USE OF PROCEEDS

      The Shares are to be sold for the accounts of the Selling Shareholders, and the Company will not receive any of the proceeds from the sale of the Shares.

                 SELLING SHAREHOLDERS

      On  May 31, 1995 the Company entered into a Share
Purchase  Agreement (the "Purchase Agreement") relating
to  the  purchase by the Company of 84,373 A Shares  of
$10 each (the "Lloyd George Shares") in the capital  of
Lloyd George Management (B.V.I.) Limited ("LGMBVI"), an
international business company organized under the laws
of  the  British Virgin Islands.  The purchase  of  the
Lloyd George Shares was completed on June 6, 1995.  The
purchase price for the Lloyd George Shares consisted of
$4,473,245.70  in cash and 83,381 shares of  Non-Voting
Common Stock, including the Shares offered hereby.  The
purchase price for the Lloyd George Shares was  divided
among   LGMBVI   and   certain  of   its   shareholders
participating in the transaction, including the Selling
Shareholders.   In  connection  with  the  transactions
under  the  Purchase Agreement, the Company  agreed  to
register  the Shares under the Securities Act of  1933,
as   amended,   for   the  benefit   of   the   Selling
Shareholders.

      All  of  the  Shares are to be  offered  for  the
accounts  of  the  Selling Shareholders.   The  Selling
Shareholders are as follows:
                                Number of Shares of Non-Voting Common
     Selling Shareholder          Stock Owned Prior to the Offering


Lloyd George Management                       6,566
(Bermuda) Limited

William W.R. Kerr                             2,376

Scobie D. Ward                                2,081

Michael T.H. Lee                              2,585

M.F. Tang                                     1,486
          Total                              15,094

     The amount of Shares to be offered for the Selling Shareholders' accounts is 15,094, and the amount of Non-
Voting   Common  Stock  to  be  owned  by  the  Selling
Shareholders after completion of the offering is  zero,
assuming  all  of  the Shares offered  are  sold.   The
Company intends to remove from registration, by means of a post-effective amendment, any of the Shares registered under this registration statement which remain unsold three years after the effective date of this registration statement. The Selling Shareholders have agreed to notify the Company of the number of Shares held by the Selling Shareholders and registered under this shelf registration which remain unsold three years after such effective date.

       Subsidiaries   of   LGMBVI  provide   investment
management  services  to  three  international   equity
investment funds sponsored by the Company and its affiliates.

                 PLAN OF DISTRIBUTION

      The  Shares may be offered and sold from time  to
time directly by the Selling Shareholders.  The Selling
Shareholders will act independently of the  Company  in
making decisions with respect to the timing, manner and
size  of each sale.  The Selling Shareholders may  from
time  to  time  offer the Shares through  underwriters,
dealers  or agents.  The distribution of the Shares  by
the  Selling Shareholders may be effected from time  to
time in one or more transactions that may take place on
one  or  more  exchanges  or  in  the  over-the-counter
market,   including  ordinary  broker's   transactions,
privately-negotiated  transactions,  through  a   block
trade in which a broker or dealer will attempt to  sell
the  shares  as  agent but may position  and  resell  a
portion  of  the  block as principal to facilitate  the
transaction,   or  through  sales  to   one   or   more
broker/dealers  for  resale  of  such   securities   as
principals, at market prices prevailing at the time  of
sale,  at  prices  related to such  market  prices,  at
negotiated  prices, or any combination thereof.   Usual
and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Shareholders in connection with such sales.

      The  Company  has  been advised  by  the  Selling
Shareholders that the Selling Shareholders have not, as
of the date hereof, entered into any arrangement with a
broker-dealer  for  the sale of Shares.   In  effecting
sales,    broker-dealers   engaged   by   the   Selling
Shareholders may arrange for other broker-dealers to participate. Broker-dealers may receive commissions or discounts from the Selling Shareholders in amounts to be negotiated immediately prior to the sale.

      In  offering the Shares, the Selling Shareholders
and  any  broker-dealers  and any  other  participating
broker-dealers  who  execute  sales  for  the   Selling
Shareholders may be deemed to be "underwriters"  within
the  meaning of the Securities Act of 1933, as  amended
(the  "Securities Act"), in connection with such sales,
and  any  profits realized by the Selling  Shareholders
and  the  compensation  of such broker-dealers  may  be
deemed  to  be  underwriting discounts and commissions.
The   Company  has  agreed  to  indemnify  the  Selling
Shareholders in certain circumstances.

      The Selling Shareholders have advised the Company
that  during such time as the Selling Shareholders  may
be engaged in a distribution of the Shares the Selling Shareholders will comply with Rules 10b-6 and 10b-7 under the Exchange Act (as those Rules are described in
more detail below) and, in connection therewith, the Selling Shareholders have agreed not to engage in any stabilization activity in violation of Rule 10b-7 in connection with the Company's securities, to furnish to each broker-dealer through which the Shares may be offered copies of this Prospectus, and not to bid for or purchase any securities of the Company or attempt to induce any person to purchase any of the Company's securities except as permitted under the Exchange Act.
The Selling Shareholders have also agreed to inform the
Company   when  the  distribution  of  the  Shares   is
completed.

      Rule 10b-6 under the Exchange Act prohibits participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 10b-7 governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.

      The  public offering of the Shares by the Selling
Shareholders  will terminate on the date on  which  all
Shares  offered  hereby have been sold by  the  Selling
Shareholders,  or  on such earlier date  on  which  the
Company   files   a   post-effective  amendment   which
deregisters all Shares then remaining unsold.

      The  Company will pay all expenses incidental  to
the  registration of the Shares for sale to the  public
estimated  to  be  approximately  $11,172,  except   as
otherwise  provided in the next sentence.  The  Company
will   not   pay   for   selling  expenses,   brokerage
commissions,  underwriting  discounts,  or   fees   and
expenses of counsel for the Selling Shareholders.

              DESCRIPTION OF COMMON STOCK

      The  Company is authorized to issue 80,000 shares
of  Voting Common Stock, $.0625 par value (the  "Voting
Common  Stock").  Each share of Voting Common Stock  is
entitled to participate pro rata in distributions  upon
liquidation and to one vote on all matters submitted to
a  vote of stockholders.  Dividends may be paid to  the
holders of Voting Common Stock when and if declared  by
the  Board  of  Directors  out  of  any  funds  legally
available  therefor.   Holders of Voting  Common  Stock
have no preemptive or similar rights nor do they have cumulative voting rights. The outstanding shares of Voting Common Stock are fully paid and nonassessable.
The Voting Common Stock is not publicly traded and is held by five Voting Trustees pursuant to a Voting Trust more fully described in the Company's Annual Report on Form 10-K.

     The Company is also authorized to issue 11,920,000
shares  of  Non-Voting Common Stock, $.0625 par  value.
The  Company's Articles of Incorporation  provide  that
these  shares  shall not have voting rights  under  any
circumstances whatsoever.  These shares are  registered
pursuant  to  Section 12 of the Exchange  Act  and  are
traded on the NASDAQ National Market System and on  the
Boston  Stock  Exchange.   This Registration  Statement
relates  only to sales of shares of the Company's  Non-
Voting Common Stock.

      The First National Bank of Boston is the Transfer
Agent for the Company's Non-Voting Common Stock.

                VALIDITY OF THE SHARES

      The validity of the authorization and issuance of the Non-Voting Common Stock offered hereby will be passed on by Thomas Otis, Vice President, Secretary and
General Counsel to, and a shareholder of, the Company.


                        EXPERTS

     The financial statements and the related financial
statement schedules incorporated in this prospectus  by
reference from the Company's Annual Report on Form  10-
K, as amended, for the year ended October 31, 1994 have
been  audited  by  Deloitte & Touche  LLP,  independent
auditors,   as  stated  in  their  reports  which   are
incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

   PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

     Item   14.   Other  Expenses  of  Issuance   and
Distribution (Estimated).

     Securities and Exchange Commission Fees*      $172.00
     Fees and expenses of outside counsel to
     the Company                                 11,000.00
       Total                                    $11,172.00


__________________
*Actual


       Item  15.   Indemnification  of  Directors   and
Officers.

      Article  NINTH,  section  (8)  of  the  Company's
Articles of Incorporation provides that, to the  extent
permitted  by  the laws of Maryland, the Company  shall
indemnify any person that (a) is serving as a  director
or  officer  of  the Company, (b) any person  that  has
served  as  an officer or director of the Company,  and
(c)  any  person who at the request of the  Company  is
serving  or has served as a director, officer, trustee,
partner,  employee,  agent or other  representative  of
another  corporation, joint stock  company,  syndicate,
association, firm, trust, partnership or other  entity,
against all liabilities and expenses, including without
limitation  attorneys'  fees and judgments,  penalties,
fines   and  amounts  paid  in  settlement,  reasonably
incurred   by  such  person  in  connection  with   any
threatened, pending or completed action, suit, or other proceeding, whether civil, criminal, administrative, investigative or legislative, in which such person may be involved or with which he may be threatened by reason of serving or having served in such position.

      Indemnification requires a determination made  in
accordance with applicable statutory standards  by  the
Board of Directors or by independent legal counsel (who
may  be  regular  counsel to the  Company)  or  by  the
holders of not less than a majority of the total number
of   shares  of  Common  Stock  of  the  Company   then
outstanding.

      Article  NINTH,  section  (8)  of  the  Company's
Articles    of   Incorporation   provides   that    the
indemnification right provided therein is not exclusive of and will not otherwise affect any other rights to which such person may be entitled (whether under any law, By-Law, agreement, director vote, stockholder vote or otherwise), shall inure to the benefit of such person's heirs, executors, administrators and personal representatives, and shall continue as to a person who has ceased to serve in such position.

     Item 16.  Exhibits.

       The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

     Item 17.  Undertakings.

     1.   The Company hereby undertakes:

          (a)   To  file,  during any period  in  which
     offers or sales are being made, a post-effective amendment to this registration statement:

          (i)   To  include any prospectus required  by
     Section 10(a)(3) of the Securities Act;

          (ii)  To reflect in the prospectus any  facts
     or  events arising after the effective date of the
     registration  statement (or the most recent  post-
     effective  amendment thereof) which,  individually
     or  in  the  aggregate,  represent  a  fundamental
     change  in  the  information  set  forth  in   the
     registration statement; and

          (iii)  To  include  any material  information
     with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section
     15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (b)  That, for the purpose of determining any
     liability under the Securities Act, each such post-
     effective amendment shall be deemed to  be  a  new
     registration statement relating to the  securities
     offered   therein,  and  the  offering   of   such
     securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)  To remove from registration by means  of
     a  post-effective amendment any of the  securities
     being  registered  which  remain  unsold  at   the
     termination of the offering.

      2.    The  Company  hereby undertakes  that,  for
purposes   of  determining  any  liability  under   the
Securities  Act,  each filing of the  Company's  annual
report  pursuant to Section 13(a) or Section  15(d)  of
the  Exchange Act that is incorporated by reference  in
the  registration statement shall be deemed to be a new
registration  statement  relating  to  the   securities
offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

      3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the
Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
In  the  event that a claim for indemnification against
such  liabilities  (other  than  the  payment  by   the
Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding)
is  asserted  by such director, officer or  controlling
person   in   connection  with  the  securities   being
registered, the Registrant will, unless in the  opinion
of   its  counsel  the  matter  has  been  settled   by
controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                      SIGNATURES

     Pursuant to the requirements of the Securities Act
of   1933,  the  Registrant  certifies  that   it   has
reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly-caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on this 23rd day of June, 1995.

                                   EATON VANCE CORP.


                                   By: /s/ M.Dozier Gardner
                                   M. Dozier Gardner
				   President

                   POWER OF ATTORNEY

      We,  the  undersigned officers and  directors  of
Eaton  Vance  Corp.,  hereby severally  constitute  and
appoint H. Day Brigham, Jr., and Thomas Otis, and  each
of them singly, our true and lawful attorneys with full
power  to  any of them, and to each of them singly,  to
sign  for  us  and  in  our  names  in  the  capacities
indicated below the Registration Statement on Form  S-3
filed  herewith  and  any and all  amendments  to  said
Registration  Statement and generally to  do  all  such
things  in  our  name and behalf in our  capacities  as
officers  and directors to enable Eaton Vance Corp.  to
comply  with  the provisions of the Securities  Act  of
1933,   as  amended,  and  all  requirements   of   the
Securities  and  Exchange Commission, hereby  ratifying
and confirming our signatures as they may be signed  by
our   said   attorneys,  or  any  of  them,   to   said
Registration Statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                     Title                   Date

/s/ H. Day Brigham, Jr.       Director                June 23, 1995
H. Day Brigham, Jr.

                              Director                June ___, 1995
John G. L. Cabot

/s/ Landon T. Clay            Chairman of the         June 23, 1995
Landon T. Clay                Board of Directors

/s/ M. Dozier Gardner         President, Director     June 23, 1995
M. Dozier Gardner             and Principal
                              Executive Officer

/s/ James B. Hawkes           Director                June 23, 1995
James B. Hawkes

/s/ Benjamin A. Rowland, Jr.  Director                June 23, 1995
Benjamin A. Rowland, Jr.

/s/ John P. Rynne             Comptroller             June 23, 1995
John P. Rynne

                              Director                June ___, 1995
Ralph Z. Sorenson

/s/ William M. Steul          Chief Financial         June 23, 1995
William M. Steul              Officer

                     EXHIBIT INDEX



					Sequential
Exhibit					Page No.

 5.1*   Opinion of Thomas Otis

23.1*   Consent of Deloitte &
	Touche LLP, independent
        accountants

24.1*   Power of Attorney (included
	in the signature pages of
        this Registration Statement)




__________________
 * filed herewith.